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                                                                    EXHIBIT 23.1

                        CONSENT OF DELOITTE & TOUCHE LLP

To the Board of Directors and Shareholders of 3Com Corporation


    We consent to the use in this Amendment No. 4 to Registration Statement No. 33-58203 of 3Com Corporation of our report dated June 15, 1994, appearing in the Prospectus/Consent Solicitation Statement which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus/Consent Solicitation Statement.


    Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of 3Com Corporation, listed in Item 21. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

San Jose, California

May 30, 1995